AMENDED AND RESTATED
                   CERTIFICATE OF INCORPORATION
                               OF
                 CENTRAL COAL & COKE CORPORATION


   WHEREAS, the original Certificate of Incorporation of Central Coal & Coke Corporation (hereinafter "the Corporation") was filed with the Secretary of State of the State of Delaware on January 9, 1936;

   WHEREAS, this Amended and Restated Certificate of Incorporation restates, integrates and amends the Corporation's Certificate of Incorporation filed on January 9, 1936, as amended, and has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law.

   The text of the Amended and Restated Certificate of Incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

   FIRST:	The name of the Corporation is

                   Central Natural Resources, Inc.

   SECOND:	Its registered office in the State of Delaware is located at
1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is the Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

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   THIRD:	The nature of the business or objects or purposes to be
transacted, promoted or carried on are:

   To mine, purchase, or otherwise acquire, and to sell and deal in coal, oil, gas and other minerals, selling at either wholesale or retail, and to generally engage in any and all activities involving natural resources.

   To acquire, own, enter or lease mines and mineral lands of every kind, nature and description; also to acquire, own, enter, lease, sell, assign, transfer or otherwise dispose of mill sites, water rights and terminal facilities; to work, prospect or develop mines and mineral lands of every nature or description, either for itself or other companies, corporations or individuals, upon such terms and for such remuneration as it shall deem fit and proper and to accept, take and hold mineral lands and claims and claims of every kind and nature, either as an entirety or any portion thereof.

   To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

   To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

   To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

   To acquire by purchase, subscription or otherwise, and to invest in, hold or dispose of, bonds or other obligations or evidences of indebtedness of any

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individual, partnership, association, government or subdivision thereof, and stocks, bonds, securities or other obligations or evidences of indebtedness of any individual, partnership, association, government or subdivision thereof, and stocks, bonds, securities or other obligations or evidences of indebtedness of any other corporation or association, domestic or foreign; and , in any manner permitted by law, to exchange therefore its stock, bonds or other obligations, as well as any other of its property; and while the owner of any such stocks, bonds, securities, evidences of indebtedness or other obligations, to exercise all the rights, powers and privileges of ownership, including the right to vote thereon for any and all purposes; to aid by loan, subsidy, guaranty or in any other manner whatsoever any individual, firm, association, corporation or government whose stocks, bonds, securities or other obligations are in any manner held; and to do any and all acts or things towards the preservation, protection, improvement or enhancement in value of any such stocks, bonds, securities or other obligations, and to do any and all such acts and things designed to accomplish any such purpose.

   To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

   To borrow or raise monies for any of the purposes of the Corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or nonnegotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes.

   To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that the shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

   To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories or Colonies of the United States, and in any and all foreign countries, subject to the laws of such State, District, Territory, Colony or Country.

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   To engage in any lawful act or activity for which a corporation may be organized under the laws of the State of Delaware.

   FOURTH:   A. The Corporation is authorized to issue two classes of
stock to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is 2,600,000. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 100,000 at $1.00 par value. The total number of shares of Common Stock the Corporation shall have authority to issue is 2,500,000 at $1.00 par value.

   Any and all such shares may be issued for such consideration expressed in dollars, as shall be fixed from time to time by the Board of Directors of the Corporation. The consideration shall be paid, in whole or in part, in tangible or intangible property or benefit to the Corporation, including cash, services performed or other securities of the Corporation. The promissory note of a subscriber or an affiliate of the subscriber for shares shall not constitute consideration for the shares unless the note is negotiable, is not nonrecourse and is secured by collateral, other than the shares, having a fair market value at least equal to the principal amount of the note. Upon receipt of the consideration fixed by the Board of Directors, such shares shall be issued and deemed fully paid and nonassessable.

   B. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized by resolution to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such powers, designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in a resolution adopted by the Board of Directors and incorporated into a certificate of designations filed with the Secretary of State.

   C. Each holder of Common Stock shall be entitled to one vote for each common share held.

   D. No holder of stock of this Corporation of any class shall have any preemptive or preferential right to purchase or subscribe for stock of this Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of this Corporation issued or sold, or any right of subscription to any thereof other than such, if any, as the Board of Directors in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix pursuant to the authorty conferred by this certificate; and any shares of stock or convertible obligations which the Board of Directors may determine to offer for subscription to the holders of stock may, as the Board shall determine, be offered exclusively to holders of one, more, or all classes of stock, or partly to holders of one class of stock, and partly to holders of another class or classes of stock, and in such case in such proportion as between said classes of stock as the Board of Directors in its discretion may determine.

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   FIFTH:   The Corporation is to have perpetual existence.

   SIXTH:   The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

   SEVENTH: In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

            To make, alter or repeal the by-laws of the Corporation.

            To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

   To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created.

   By resolution or resolutions, passed by a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which, to the extent provided in said resolution or resolutions or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have the power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

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   When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

   The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.


   EIGHTH: Both stockholders and directors shall have power if the by-laws so provide, to hold their meetings, and to have one or more offices within or without the State of Delaware, and to keep the books of this Corporation (subject to the provisions of the statutes), outside of the State of Delaware at such places as may be from time to time designated by the Board of Directors.

   NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

   TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this certificate of incorporation to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

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   Any repeal or modification of the foregoing provisions of this Tenth
Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

   This Amended and Restated Certificate of Incorporation shall be effective December 31, 2000.

   Executed this 26th day of December, 2000


                          /s/ Phelps M. Wood
                          _____________________________
                          Phelps M. Wood
                          President